Exhibit (j)


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Experts" in the Statement of Additional Information and to the use of our reports dated May 8, 2000 on the financial statements and financial highlights of Tweedy, Browne Global Value Fund and Tweedy, Browne American Value Fund, the portfolios of Tweedy, Browne Fund Inc., included in Post-Effective Amendment No. 12 to the Registration Statement (Form N-1A, No. 33-57724).

/s/Ernst & Young LLP
ERNST & YOUNG LLP


Boston, Massachusetts
July 21, 2000